Exhibit 10.5

AMENDMENT

TO THE

SALLIE MAE SUPPLEMENTAL 401(k) SAVINGS PLAN

This Amendment to the Sallie Mae Supplemental 401(k) Savings Plan as most recently restated effective as of June 25, 2015 is effective as of the dates set forth below by SLM Corporation (the “Company”).
WITNESSETH:

WHEREAS, the Company maintains the Sallie Mae Supplemental 401(k) Savings Plan, originally effective as of January 1, 1983 (the “Plan”);

WHEREAS, the Company reserves the right to amend the Plan, by action of its Board of Directors (the “Board”) or its designee, pursuant to Section 11 of the Plan;

WHEREAS, the Board has delegated certain powers and authority related to the Plan, including amendment authority for the Plan, to the SLM Corporation Retirement Committee (the “Committee”); and

WHEREAS, the Company has determined that the Plan shall be amended in the following particular, effective as of the date indicated below:

NOW, THEREFORE BE IT RESOLVED, that the Plan is amended in the following particular, effective as of the date provided below:

1.	Effective as of March 5, 2019, the second paragraph of Section 5.3 of the Plan shall be amended to read as follows:

“Effective as of the Distribution, as defined in the Separation and Distribution Agreement, dated as of April 28, 2014, by and among SLM Corporation, New BLC Corporation, a Delaware corporation (“SLM BankCo”), and Navient Corporation, each Supplemental Savings Plan Account with amounts deemed invested in SLM Corporation common stock will be credited with one share of Navient Corporation common stock and one share of SLM BankCo common stock for each share of SLM Corporation common stock credited to such account. Following the Distribution, any additional deferrals deemed to be invested in Company stock will be deemed invested in SLM BankCo common stock, and no additional deferrals will be deemed invested in Navient common stock. Notwithstanding the foregoing, dividends declared on Corporation common stock maintained in the Corporation stock fund pursuant to the Supplemental Savings Plan shall be deemed to be reinvested in Corporation common stock maintained in the Corporation stock fund in accordance with the Supplemental Savings Plan’s recordkeeping procedures.”

FURTHER RESOLVED, that the members of the Committee (and any employee of SLM Corporation authorized by the Committee) are hereby authorized and directed to take all such actions, execute all such documents, and undertake any other actions that are necessary or desirable, in their discretion, to effectuate the foregoing in connection with the implementation of the above described actions.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on March 1, 2019.

SLM CORPORATION

By:     /s/ Bonnie Rumbold_____________
Bonnie Rumbold
Senior Vice President, Human Resources